The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
May 13, 2008	Jim Drewitz, Investor Relations

830-669-2466

THE ALLIED DEFENSE GROUP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS – REVENUE GROWS 219%

Conference Call Scheduled For 10:00AM EDT, Wednesday, May 14, 2008

VIENNA, Virginia, May 13, 2008 – The Allied Defense Group, Inc. (Amex: ADG) announces first quarter financial results for the period ending March 31, 2008.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended March 31,
	2008	2007
Revenue	$30,101	$9,439

Gross Margin	7,362	(1,048)

SG&A/D&A	7,583	7,636

Operating Loss	$(221)	$(8,684)

Other Income/(Expense)	(2,915)	(5,913)

Loss from Continuing Operations, net of tax	(3,266)	(14,604)

Loss from Discontinued Operations, net of tax	(29)	(3,250)

Net Loss	$(3,295)	$(17,854)

Weighted Shares – basic & diluted	8,013,156	6,469,969

Earnings (Loss) per Share – basic & diluted:

from Continuing Operations, net of tax	$(0.41)	$(2.26)

from Discontinued Operations, net of tax	(0.00)	(0.50)

Net Loss per Share	$(0.41)	$(2.76)

First Quarter Results - For the three months ended March 31, 2008, Allied reported a net loss of $3.3 million, or ($0.41) per fully diluted share, on revenues of $30.1 million, compared to a net loss of $17.9 million, or ($2.76) per fully diluted share, on revenues of $9.4 million, for the same period in 2007. The 2008 results were favorably impacted by MECAR’s receipt of several new large orders with various clients in Europe, North America and other export markets awarded in during 2007. In the three months ended March 31, 2008, MECAR did not achieve its maximum production levels relative to its backlog as the subsidiary was awaiting raw material receipts to ramp its operations up from prior period levels.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended March 31,
	2008		2007
	Amount	%	Amount	%

Ammunition & Weapons Effects	$26.8	89%	$5.2	55%
Electronic Security	3.3	11%	4.2	45%

Total	$30.1	100.0%	$9.4	100.0%

Revenue - Allied had revenue of $30.1 million in the three months ended March 31, 2008, which was 219% higher than its revenue in the same period of 2007. The Ammunition & Weapons Effects (AWE) segment revenue for the three months ended March 31, 2008 increased $21.6 million (415%) from the prior period mainly due to a higher volume of MECAR contracts in process resulting from MECAR’s receipt of several new large orders with various clients in Europe, North America and other export markets awarded during 2007. AWE segment revenues for the three months ended March 31, 2008 included $25.7 million of revenues from MECAR and $1.1 million of revenues from MECAR USA as compared to $5.1 million of revenues from MECAR and $0.1 million of revenues from MECAR USA in the prior period. The 2008 revenue for MECAR USA has increased based on a receipt of several new pass through contracts in 2008.

Revenue for the Electronic Security (ES) segment for the three months ended March 31, 2008 decreased $0.9 million (22%) from the prior comparable period of 2007. Revenue for the three months ended March 31, 2008 included $2 million of revenue at GMS and $1.3 million of revenues at NSM as compared to $1.5 million of revenues at GMS and $2.8 million of revenues at NSM in the prior period. The 2008 revenue for GMS was up by $0.5 million ( 25%) for the three months ended March 31, 2008 from the prior comparable period as a result of the introduction of a number of new products and applications by GMS in late 2007. The decline of $1.4 million in NSM revenue was primarily due to a lag in follow-on contracts with NSM’s largest customer, the U.S Army, in the three months ended March 31, 2008. Subsequent to March 31st, NSM received one-half of an expected contract of approximately $1.3 million from one of its larger customers.

Selling and administrative expenses - Selling and Administrative (SA) expenses as a percentage of revenue were 22% and 74% for the three months ended March 31, 2008 and 2007, respectively. SA expenses for the three months ended March 31, 2008 consisted of $2.8 million from the AWE segment, $1.5 million from the ES segment and $2.2 million from the Corporate segment as compared to expenses of $2.6 million from the AWE segment, $1.5 million from the ES segment and $2.9 million from the Corporate segment in the prior period.

The increase of $0.2 million in the AWE segment was due to a higher level of spending in professional services for restructuring the credit facility in the current period. SA remained consistent in the ES segment between March 31, 2008 and 2007. The decrease of $0.7 million in the corporate segment resulted from reduced spending in staffing, legal and professional costs in the current period. The Company is focused on reducing administrative costs across all business segments. It is consolidating back office functions within operating segments and is focused on significant reductions in corporate expenses and use of restructuring consultants in 2008.

Net Loss on fair value of the senior convertible notes and warrants. The net loss recognized for the three months ended March 31, 2008 from fair value of the convertible notes payable (the “Notes”) and warrants was $1.2 million as compared to the net loss of $3.4 million for the comparable period in 2007. This decline in loss in the current period was associated with the calculated fair value of the Notes and warrants as of March 31, 2008 as compared to the calculated fair value of the Notes and warrants as of December 31, 2007.

Loss from discontinued operations, net of tax. Loss from discontinued operations consisted of gain on sale of subsidiaries and loss from discontinued operations. SeaSpace and The VSK Group were sold in 2007 and Titan was sold on March 17, 2008. The loss from discontinued operations for the three months ended March 31, 2008 was $0.1 million as compared to a loss of $3.3 million in 2007. The prior year three months loss included a write-down of $3.9 million of SeaSpace’s intangible assets and goodwill.

Net Loss. The Company incurred a $3.3 million net loss for the three months ended March 31, 2008 compared to a net loss of $17.9 million in the same comparable period of 2007. The improvement was associated with the receipt of several new large orders with various clients in Europe, North America and other export markets awarded during 2007 at MECAR, a lower net loss incurred from the change in the fair value of the Notes and warrants at March 31, 2008 and reduced restructuring and legal expenses at Corporate. The current quarter results were negatively impacted by expense of $1.2 million related to fair value adjustments associated with the Notes and warrants and approximately $0.4 million of continuing restructuring costs.

Backlog. As of March 31, 2008, the Company’s firm committed backlog was $161 million compared to $37 million at March 31, 2007.

Major General (Ret) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group, said, “We are pleased to deliver solid growth to both our top and bottom lines this quarter. Allied had revenue of $30.1 million in the three months ended March 31, 2008, which was 219% higher than its revenue in the same period of 2007. We also increased revenue by 9% over fourth quarter revenue of $ 27.6 million. Although we had some significant non-cash charges in the current period, we are pleased to report positive income after adjusting for non-cash charges, mainly consisting of fair value adjustments, depreciation and amortization, and we are still ramping up production at MECAR to meet the backlog demand.

“We have the largest backlog in our history, $161 million funded and $89 million unfunded. We have reduced our debt, bolstered liquidity, disposed of certain non-performing subsidiaries and opened up new markets. Our new ammunition services sector is growing at a very noteworthy rate. Centered on MECAR USA we have accumulated over $50 million in service-associated contracts so far this year and we feel certain there is more in the very near future. We have also built new partnering and joint venture relationships. Our joint venture in Jordan will establish MECAR on a third continent, aimed at new markets with new products. We are making meaningful progress on all fronts and believe the Company will be much better for all the improvements we have made and continue to put in place. Company wide we are dedicated to improving and growing shareholder value.

“Over the past months we have broadened our scope of products and services to better support the needs of our diverse customers. In April, our Electronic Security segment participated in a trade exposition with its Middle East marketing partner, Spear International, Ltd. We remain very excited about the opportunity the Spear alliance represents. By joining this alliance of security specialists, ADG will establish sales channels, routes to market, distribution and sales outlets that will enable the growth of business in targeted regions of the Middle East,” concluded Major General Marcello.

Conference Call — The Company will be hosting a conference call on Wednesday, May 14 at 10:00 a.m. EDT. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. A replay of the call will be available from 5/14/2008 at 12:00 p.m., EDT, through 5/21/2008. To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States. To access the replay, users will need to enter the following code: 47470213

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; and designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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